                                   APPENDIX C

                          PLAN OF ARRANGEMENT INCLUDING
                            SPECIAL SHARE PROVISIONS

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE 1
                                 INTERPRETATION

1.1   Definitions............................................................1
1.2   Sections and Headings..................................................4
1.3   Number, Gender and Persons.............................................5

                                    ARTICLE 2
                                   ARRANGEMENT

2.1   Binding Effect.........................................................5
2.2   Arrangement............................................................5
2.3   Elections..............................................................6

                                    ARTICLE 3
                       CERTIFICATES AND FRACTIONAL SHARES

3.1   Issuance of Certificates Representing Company Special Shares...........7
3.2   Distributions with Respect to Unsurrendered Certificates...............8
3.3   Lost Certificates......................................................8
3.4   Extinction of Rights...................................................8
3.5   Withholding Rights.....................................................9

                                    ARTICLE 4
       CERTAIN RIGHTS OF ABGENIX CANADA TO ACQUIRE COMPANY SPECIAL SHARES

4.1   Abgenix Canada Liquidation Call Right..................................9
4.2   Abgenix Canada Redemption Call Right..................................11
4.3   No Fractional Abgenix Common Shares...................................12

                                    ARTICLE 5
                                   AMENDMENTS

5.1   Amendments to Plan of Arrangement.....................................13

                                    ARTICLE 6
                               FURTHER ASSURANCES

6.1   Further Assurances....................................................13

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 252
                      OF THE COMPANY ACT (BRITISH COLUMBIA)

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Acquisition Agreement" means the agreement made as of the 25th day of September, 2000 among the Company, Abgenix Canada and Abgenix, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

"Abgenix" means Abgenix, Inc., a corporation existing under the laws of the State of Delaware;

"Abgenix Canada" means Abgenix Canada Corporation, an unlimited liability company existing under the laws of the Province of Nova Scotia;

"Abgenix Common Shares" means the common shares in the capital of Abgenix;

"Abgenix Stock Price" shall be equal to the average of the closing prices of one Abgenix Common Share, as quoted on NASDAQ, for the five (5) trading days ending on the Business Day before the SEC Effective Date;

"Arrangement" means an arrangement under section 252 of the BC Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 7.4 of the Acquisition Agreement or Article 5 or made at the direction of the Court in the Final Order;

"Arrangement Resolutions" means the special resolutions of the Company Securityholders;

"BC Act" means the Company Act (British Columbia), as amended;

"Business Day" means any day other than a Saturday or Sunday or any day on which commercial banks located in each of the Province of British Columbia, the State of California and the State of Delaware are authorized or obligated to close.

"Canadian Resident" means a resident of Canada for purposes of the ITA;

"Circular" means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, to be sent to the Company Securityholders in connection with the Company Meeting;

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                                      -2-


"Company" means ImmGenics Pharmaceuticals Inc., a corporation existing under the laws of British Columbia;

"Company Class A Shares" means the Class A preferred shares without par value in the capital of the Company outstanding from time to time;

"Company Class B Shares" means the Class B preferred shares with a par value of CDN$1.00 per share in the capital of the Company outstanding from time to time;

"Company Common Shares" means the outstanding common shares in the capital of the Company;

"Company Convertible Debenture" means that certain debenture convertible into 343,595 shares of Company Class A Shares held by Corixa Corporation;

"Company Fully Diluted Shares" shall be the aggregate number of Company Special Shares outstanding as of the Effective Date, plus the aggregate number of Company Common Shares that would have been purchasable upon exercise of all Company Options that are vested as of the Closing Date (after giving effect to the acceleration of such Company Options contemplated hereby) were such Company Options not replaced in accordance with the terms of the Option Replacement Agreement;

"Company Meeting" means the special meetings of the Company Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

"Company Options" means the Company Common Share purchase options granted under the Company Stock Option Plan, as amended, and under separate agreements with one senior officer of the Company, and being outstanding and unexercised on the Effective Date;

"Company Securities" means the Company Common Shares and any other securities issued by the Company which are converted into Company Common Shares under or pursuant to the Arrangement;

"Company Securityholders" means the holders of Company Common Shares, Company Class A Shares and Company Class B Shares, the Company Options and the Company Convertible Debenture, collectively;

"Company Special Shares" means the non-voting shares in the capital of the Company, having substantially the rights, privileges, restrictions and conditions set out in the Special Share Provisions;

"Company Stock Option Plan" means the Company's 1996 Stock Option Plan;

"Court" means the Supreme Court of British Columbia;

"Current Market Price" has the meaning ascribed thereto in the Special Share Provisions;

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                                      -3-


"Dividend Amount" means an amount equal to and in satisfaction of all declared and unpaid dividends on a Company Special Share held by a holder on any dividend record date which occurred prior to the date of exchange of such share for Abgenix Common Shares;

"Drop Dead Date" means December 1, 2000, or such later date as may be mutually agreed by the parties to the Arrangement Agreement;

"Effective Date" means the date on which the Final Order is filed with and accepted by the Registrar, provided that such date occurs on or prior to the Drop Dead Date;

"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date;

"Exchange Ratio" means the ratio of Abgenix Common Shares deliverable on exchange of each Company Special Share that will be delivered for each Company Common Share pursuant to the Recapitalization, which will be determined on the SEC Effective Date. The "Exchange Ratio" shall be equal to the Purchase Price per Share divided by the Abgenix Stock Price;

"Final Order" means the final order of the Court approving the Arrangement;

"Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court or tribunal, domestic or foreign, (b) any subdivision, arbitral body, commission, board, bureau, agency or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"holders" means, when used with reference to any class of Company Securities, the holders of Company Securities shown from time to time in the register maintained by or on behalf of the Company in respect of those Company Securities;

"Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.3 of the Acquisition Agreement;

"ITA" means the Income Tax Act (Canada), as amended;

"Liquidation Amount" has the meaning ascribed thereto in the Special Share Provisions;

"Liquidation Call Purchase Price" has the meaning ascribed thereto in section 4.1(a);

"Liquidation Call Right" has the meaning ascribed thereto in section 4.1(a);

"Liquidation Date" has the meaning ascribed thereto in the Special Share Provisions;

"Meeting Date" means the date of the Company Meeting;

"NASDAQ" means the Nasdaq National Market;

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Purchase Price per Share" means seventy-five million United States dollars (US$75,000,000) plus the aggregate exercise price of all vested Company Options to be replaced on the Closing Date and then divided by the number of Company Fully Diluted Shares as of the Closing Date;

"Redemption Call Purchase Price" has the meaning ascribed thereto in section 4.2(a);

"Redemption Call Right" has the meaning ascribed thereto in section 4.2(a);

"Redemption Date" has the meaning ascribed thereto in the Special Share Provisions;

"Registrar" means the Registrar of Companies appointed pursuant to section 320 of the BC Act;

"SEC Effective Date" means the date on which the registration statement on Form S-1 (or S-3, as the case may be) filed by Abgenix with the United States Securities and Exchange Commission in connection with the issuance of Abgenix Common Shares upon exchange of the Company Special Shares becomes effective;

"Special Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Company Special Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

"Transfer Agent" means the transfer agent of the Company Special Shares;

"Trustee" means the trustee to be chosen by Abgenix and the Company, acting reasonably, to act as trustee under the Voting, Exchange and Cash Put Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all of the provinces of Canada, and any successor trustee appointed under the Voting, Exchange and Cash Put Trust Agreement; and

"Voting, Exchange and Cash Put Trust Agreement" means an agreement to be made between Abgenix, the Company and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit E annexed to the Acquisition Agreement, with such changes thereto as the parties to the Acquisition Agreement, acting reasonably, may agree.

1.2 Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

                                    ARTICLE 2
                                   ARRANGEMENT

2.1 Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) all holders and all beneficial holders of Company Common Shares, (iii) all holders and all beneficial holders of Company Options, (iv) all holders and all beneficial holders of the Company Class A Shares, (v) all holders and all beneficial holders of Company Class B Shares, (vi) the holder of the Company Convertible Debenture, (vii) Abgenix and
(viii) Abgenix Canada.

2.2 Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

      (a) the Memorandum of the Company is altered by increasing the Company's authorized capital to consist of 500,000,000 shares divided into (i) 100,000,000 common shares without par value; (ii) 100,000,000 Class A preferred shares without par value; (iii) 100,000,000 Class B preferred shares with a par value of CDN$1.00; (iv) 100,000,000 Special Shares without par value; and (v) 100,000,000 Ordinary Shares without par value;

      (b) the Articles of the Company be amended by adding the Special Rights and Restrictions Attached to the Special Shares, as set forth in Schedule A;

      (c) the Articles of the Company be amended by adding the Special Rights and Restrictions Attached to the Ordinary Shares, as set forth in Schedule B;

      (d) the Company Convertible Debenture shall be converted into 343,595 Company Class A Shares in accordance with its terms;

      (e) each of the Company Class A Shares shall be converted into one Company Common Share;

      (f) each of the Company Class B Shares shall be converted into one Company Common Share;

      (g) each Company Common Share shall be redesignated as a Company Special Share;

      (h) each Company Option shall be exchanged for an option under the Abgenix 1999 Non-statutory Stock Option Plan (a "Replacement Option") to purchase a number of Abgenix Common Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares subject to such Company Option. Such Replacement Option shall provide for an exercise price per Abgenix Common Share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of an Abgenix Common Share, then the number of Abgenix Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Abgenix Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Abgenix Common Shares. Such Replacement Option shall not be exercisable until the SEC Effective Date;

      (i) the Memorandum of the Company is altered to decrease the Company's authorized capital to consist of 200,000,000 shares divided into (i) 100,000,000 Special Shares without par value; and (ii) 100,000,000 Ordinary Shares without par value;

      (j) the Articles of the Company be amended by deleting Article 27, Special Rights and Restrictions attaching to the Class A Preferred Shares;

      (k) the Articles of the Company be amended by deleting Article 28, Special Rights and Restrictions attaching to the Class B Preferred Shares;

      (l) the Memorandum of the Company, after giving effect to the foregoing provisions of this Plan of Arrangement, shall be in the form attached as Schedule C;

      (m) the Articles of the Company, after giving effect to the foregoing provisions of this Plan of Arrangement, shall be in the form attached as Schedule D;

      (n) Abgenix shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to Abgenix of US$1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Company Special Shares in accordance with the Voting, Exchange and Cash Put Trust Agreement; and

      (o) the Company shall issue 20,000,000 Ordinary Shares to Abgenix Canada for an aggregate purchase price of $20 pursuant to and in accordance with the Acquisition Agreement.

2.3 Elections

Holders of Company Common Shares, shall be entitled to make an income tax election pursuant to subsection 85 (1) of the ITA or, if the holder is a partnership, subsection 85 (2) of the ITA

(and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the redesignation of their Company Common Shares to Company Special Shares by providing two signed copies of the necessary prescribed election forms to the Company within ninety (90) days following the Effective Date, duly completed with the details of the number of Company Common Shares redesignated and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (or applicable provincial income tax law), the forms will be signed by the Company and returned to such holders of Company Common Shares within thirty (30) days after the receipt thereof by the Company for filing with Canada Customs and Revenue Agency (or the applicable provincial taxing authority). The Company will not be responsible for the proper completion of any election form and, except for the Company's obligation to return duly completed election forms which are received by the Company within ninety (90) days of the Effective Date, within thirty (30) days after the receipt thereof by the Company, the Company will not be responsible for any taxes, interest or penalties resulting from the failure by a holder of Company Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, the Company may choose to sign and return an election form received more than ninety (90) days following the Effective Date, but the Company will have no obligation to do so.

                                    ARTICLE 3
                       CERTIFICATES AND FRACTIONAL SHARES

3.1 Issuance of Certificates Representing Company Special Shares

At or promptly after the Effective Time, the Company shall deposit with the Transfer Agent at its registered office, for the benefit of the holders of Company Common Shares who will receive Company Special Shares in connection with the Arrangement, certificates representing that number of whole Company Special Shares to be delivered pursuant to section 2.2 upon the redesignation of Company Common Shares. Upon surrender to the Company for cancellation of a certificate which immediately prior to the Effective Time represented Company Common Shares that were redesignated as Company Special Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the BC Act and the articles of the Company and such additional documents and instruments as the Company may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Company shall deliver to such holder, a certificate representing that number of Company Special Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 3.2, less any amounts withheld pursuant to section 3.5 hereof), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Securities that is not registered in the transfer records of the Company, a certificate representing the proper number of Company Special Shares may be issued to the transferee if the certificate representing such Company Securities is presented to the Company, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 3.1, each certificate which immediately prior to the Effective Time represented Company Securities shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Company Special Shares as contemplated by this section 3.1, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Company Special Shares as contemplated by section 3.2.

3.2 Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Company Special Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Securities, and no interest shall be earned or payable on these proceeds unless and until the holder of such certificate shall surrender such certificate in accordance with section 3.1. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Company Securities without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Company Special Shares to which such holder is entitled pursuant hereto and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Company Special Shares.

3.3 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Company will deliver in exchange for such lost, stolen or destroyed certificate one or more certificates representing one or more Company Special Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder's instructions. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Company Special Shares are to be delivered shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Company and its transfer agents in such sum as the Company may direct or otherwise indemnify the Company and Abgenix in a manner satisfactory to the Company against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

3.4 Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Securities that is not deposited with all other instruments required by section 3.1 on or prior to the date of the notice referred to in section 6(2) of the Special Share Provisions shall cease to represent a claim or interest of any kind or nature as a shareholder of the Company. On such date, the Company Special Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to the Company together with all entitlements to dividends, distributions and interest in respect thereof held for such former holder. None of the Company, Abgenix or Abgenix Canada shall be liable to any person in respect of any Company Special Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.5 Withholding Rights

The Company, Abgenix and Abgenix Canada shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Company Securities or Company Special Shares such amounts as the Company, Abgenix or Abgenix Canada is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Company, Abgenix Canada and Abgenix are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, Abgenix Canada or Abgenix, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Abgenix Canada or Abgenix shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                    ARTICLE 4
                   CERTAIN RIGHTS OF ABGENIX CANADA TO ACQUIRE
                             COMPANY SPECIAL SHARES

4.1 Abgenix Canada Liquidation Call Right

      (a) Abgenix Canada shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Company, to purchase from all but not less than all of the holders of Company Special Shares (other than any holder of Company Special Shares which is an affiliate of Abgenix) on the Liquidation Date all but not less than all of the Company Special Shares held by each such holder on payment by Abgenix Canada of an amount per share (the "Liquidation Call Purchase Price") equal to the Current Market Price of an Abgenix Common Share on the last Business Day prior to the Liquidation Date multiplied by the Exchange Ratio, which shall be satisfied in full by Abgenix Canada causing to be delivered to such holder such number of Abgenix Common Shares calculated in accordance with the Exchange Ratio for each Company Special Share held by such holder, plus any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Abgenix Canada each holder shall be obligated to sell all the Company Special Shares held by the holder to Abgenix Canada on the Liquidation Date on payment by Abgenix Canada to the holder of the Liquidation Call Purchase Price for each such share, and the Company shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Abgenix Canada.

      (b) To exercise the Liquidation Call Right, Abgenix Canada must notify the holders of Company Special Shares, and the Company of Abgenix Canada's intention to exercise such right at least forty-five (45) days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Company and at least five (5) Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Company. If Abgenix Canada exercises the Liquidation Call Right, then on the Liquidation Date Abgenix Canada will purchase and the holders will sell all of the Company Special Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

      (c) For the purposes of completing the purchase of the Company Special Shares pursuant to the Liquidation Call Right, Abgenix Canada shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Abgenix Common Shares deliverable by Abgenix Canada and a cheque or cheques of Abgenix Canada payable at par at any branch of the bankers of Abgenix Canada representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 3.5 hereof. Provided that Abgenix Canada has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Company Special Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Abgenix Canada upon presentation and surrender by the holder of certificates representing the Company Special Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Abgenix Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Company Special Shares, together with such other documents and instruments as may be required to effect a transfer of Company Special Shares under the governing corporate statute and the articles of the Company and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Abgenix Canada shall deliver to such holder, certificates representing the Abgenix Common Shares to which the holder is entitled and a cheque or cheques of Abgenix Canada payable at par at any branch of the bankers of Abgenix Canada in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 3.5 hereof. If Abgenix Canada does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Company Special Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by the Company in connection with the liquidation, dissolution or winding-up of the Company pursuant to Article 5 of the Special Share Provisions.

4.2 Abgenix Canada Redemption Call Right

In addition to Abgenix Canada's rights contained in the Special Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Special Share Provisions), Abgenix Canada shall have the following rights in respect of the Company Special Shares:

      (a) Abgenix Canada shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Company Special Shares by the Company pursuant to Section 6(2) of the Special Share Provisions, to purchase from all but not less than all of the holders of Company Special Shares (other than any holder of Company Special Shares which is an affiliate of Abgenix) on the Redemption Date all but not less than all of the Company Special Shares held by each such holder on payment by Abgenix to each holder of an amount per Company Special Share (the "Redemption Call Purchase Price") equal to the Current Market Price of an Abgenix Common Share on the last Business Day prior to the Redemption Date multiplied by the Exchange Ratio, which shall be satisfied in full by Abgenix Canada causing to be delivered to such holder such number of Abgenix Common Shares calculated in accordance with the Exchange Ratio for each Special Share held by such holder, plus any Dividend Amount. In the event of the exercise of the Redemption Call Right by Abgenix Canada each holder shall be obligated to sell all the Company Special Shares held by the holder to Abgenix Canada on the Redemption Date on payment by Abgenix Canada to the holder of the Redemption Call Purchase Price for each such share, and the Company shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased by Abgenix Canada.

      (b) To exercise the Redemption Call Right, Abgenix Canada must notify the Transfer Agent, as agent for the holders of Company Special Shares, and the Company of Abgenix Canada's intention to exercise such right at least sixty (60) days before the Redemption Date, except in the case of a redemption occurring as a result of a Abgenix Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Special Share Provisions), in which case Abgenix Canada shall so notify the Transfer Agent and the Company on or before the Redemption Date. The Transfer Agent will notify the holders of the Company Special Shares as to whether or not Abgenix Canada has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Abgenix Canada. If Abgenix Canada exercises the Redemption Call Right, on the Redemption Date Abgenix Canada will purchase and the holders will sell all of the Company Special Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

      (c) For the purposes of completing the purchase of the Company Special Shares pursuant to the Redemption Call Right, Abgenix Canada shall deposit with the

            Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Abgenix Common Shares deliverable by Abgenix Canada and a cheque or cheques of Abgenix Canada payable at par at any branch of the bankers of Abgenix Canada representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 3.5 hereof. Provided that Abgenix Canada has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Company Special Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Abgenix Canada upon presentation and surrender by the holder of certificates representing the Company Special Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Abgenix Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Company Special Shares, together with such other documents and instruments as may be required to effect a transfer of Company Special Shares under the governing corporate statute and the articles of the Company and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Abgenix Canada shall deliver to such holder, certificates representing the Abgenix Common Shares to which the holder is entitled and a cheque or cheques of Abgenix Canada payable at par at any branch of the bankers of Abgenix Canada in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section
            3.5 hereof. If Abgenix Canada does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Company Special Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Company in connection with the redemption of the Company Special Shares pursuant to Section 7 of the Special Share Provisions.

4.3 No Fractional Abgenix Common Shares

No fraction of an Abgenix Common Share will be delivered in connection with the exercise of the Liquidation Call Right or the Redemption Call Right by Abgenix Canada. In lieu thereof any holder of Company Special Shares who would otherwise be entitled to receive a fraction of an Abgenix Common Share (after aggregating all fractional Abgenix Common Shares that would otherwise be received by such holder) shall receive from Abgenix Canada an amount of cash (rounded to the nearest cent) without interest, equal to the product of (x) such fraction and
(y) the Current Market Price of an Abgenix Common Share.

                                    ARTICLE 5
                                   AMENDMENTS

5.1 Amendments to Plan of Arrangement

The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Abgenix, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to holders of Company Common Shares, the Company Class A Shares, the Company Class B Shares, the Company Convertible Debenture and the Company Options if and as required by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Abgenix shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become a part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if
(i) it is consented to by each of the Company and Abgenix and (ii) if required by the Court, it is consented to by holders of the Company Common Shares, the Company Class A Shares, the Company Class B Shares, the Company Convertible Debenture and the Company Options voting in the manner directed by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Company, provided that it concerns a matter which, in the reasonable opinion of Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Securityholder.

                                    ARTICLE 6
                               FURTHER ASSURANCES

6.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Acquisition Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

                                   SCHEDULE A

                               Special Share Terms

                                   SCHEDULE B

                              Ordinary Share Terms

                         SPECIAL RIGHTS AND RESTRICTIONS
                                 ATTACHED TO THE
                                 ORDINARY SHARES

The Ordinary Shares shall have the following rights, privileges, restrictions and conditions:

30.1 For the purposes of these share provisions:

      "Ordinary Shares" means the ordinary shares of the Company to which will be attached the rights, privileges, restrictions and conditions as set forth herein;

      "Special Shares" mean the special shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth at
      Article 29;

30.2 The Ordinary Shares shall rank junior to the Special Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company, among its members for the purpose of winding up its affairs.

30.3 The Ordinary Shares will entitle holders to one vote for each Ordinary Share held at all meetings of members except meetings at which only holders of another specified class of shares are entitled to vote.

30.4  The Ordinary Shares will entitle holders:

      (a) to receive, subject to the rights of the holders of other classes of shares of the Company, any dividend declared by the Board; and

      (b) to receive, also subject to the rights on holders of other classes of shares of the Company, the remaining property of the Company upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

                                   SCHEDULE C

                               Altered Memorandum

                       (As altered by Plan of Arrangement)

                                       OF

                         IMMGENICS PHARMACEUTICALS INC.

1.    The name of the Company is ImmGenics Pharmaceuticals Inc.

2. The authorized capital of the Company consists of 200,000,000 shares divided into:

      (a)   100,000,000 Special Shares without par value; and

      (b)   100,000,000 Ordinary Shares without par value.

3. The rights and restrictions attached to the classes of shares in the capital of the Company are as set out in the articles of the Company.

                                   SCHEDULE D

                                Altered Articles